Exhibit 99.1

Esperion Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Company Update

– Unprecedented CLEAR Outcomes Study Achieved 90% MACE Accumulation in February 2022 –
– U.S. Net Product Revenue of NEXLETOL® (bempedoic acid) Tablets and NEXLIZET® (bempedoic acid and ezetimibe) Tablets Grew 12% Sequentially to $12.2 Million in the Fourth Quarter 2021 and Over 200% for the Full Year 2021 –
– Prescriptions Grew 9% During the Quarter; Approximately 70,000 Patients Have Filled a Prescription for NEXLETOL Tablets or NEXLIZET Tablets Since Launch –
– Strengthened Capital Position in Fourth Quarter 2021 with $209 Million Financing Securing Path to CLEAR Outcomes Topline and Beyond –

ANN ARBOR, Mich., February 22, 2022 (GLOBE NEWSWIRE) – Esperion (NASDAQ: ESPR) today reported financial results for the fourth quarter and full year ended December 31, 2021 and provided a business update.

“In 2021, Esperion strengthened its balance sheet and established a strong and efficient operating model that will serve as the foundation for our next phase of growth,” said Sheldon Koenig, President and CEO of Esperion. “We enter 2022 reinvigorated, as it will be an exciting year for Esperion as we expect to achieve 100% MACE accumulation of our unprecedented CLEAR Outcomes trial during the second half of the year and progress towards a topline readout in the first quarter of 2023. With over $300 million in capital on our balance sheet as of the end of the year, we significantly extended our cash runway beyond the CLEAR Outcomes topline results. As the first and only outcomes study to focus predominantly on statin intolerant patients, CLEAR has potential to demonstrate to physicians and payers that NEXLETOL® improves cardiovascular outcomes in these high-risk patients, irrespective of statins, and thus be practice changing in the treatment of cardiovascular disease.”

2021 Key Accomplishments and Recent Highlights

•Achieved 90% MACE Accumulation in the CLEAR Outcomes Trial in February 2022
•Secured approximately $209 million of net proceeds in December 2021 equity offering, extending cash runway beyond CLEAR Outcomes top-line readout
•Announced transformative strategic plan to optimize Esperion’s organizational structure and market approach for better alignment with the current environment in order to support long-term growth of NEXLETOL and NEXLIZET while generating $80 million in annualized expense savings
•Expanded Daiichi Sankyo partnership to additional countries across Asia, Middle East and Latin America and continued European rollout of NILEMDO® and NUSTENDI® with Daiichi Sankyo into UK and most recently Austria in January 2022; over 45,000 European patients now on therapy as of December 2021
•Otsuka dosed first patient in Japanese Phase II clinical trial of bempedoic acid; clinical trial fully enrolled as of December 31, 2021

Fourth Quarter and Full Year 2021 Financial Results

U.S. net product revenue was $12.2 million for the fourth quarter of 2021 and $40.0 million for the full year ended December 31, 2021, compared to $8.2 million and $13.0 million for the comparable periods in 2020. Royalty revenue for the fourth quarter 2021 was $0.8 million and $3.6 million for the full year ended December 31, 2021, compared to $0.2 million for the comparable periods in 2020. Total revenue for the fourth quarter of 2021 was $15.4 million and $78.4 million for the full year ended December 31, 2021, compared to $9.6 million and $227.5 million for the comparable periods in 2020. The decrease in total revenue for the full year of 2021 was primarily attributable to a reduction in one-time collaboration revenue from our partnerships.

Research and development expenses were $27.6 million for the fourth quarter of 2021 and $106.0 million for the full year ended December 31, 2021, compared to $42.0 million and $146.9 million for the comparable periods in 2020. The decrease in expenses was primarily attributable to a decline in contract research organization and compensation expense.

Selling, general and administrative expenses were $38.3 million for the fourth quarter of 2021 and $185.0 million for the full year ended December 31, 2021, compared to $61.6 million and $199.6 million for the comparable periods in 2020. The decrease in the fourth quarter and full year 2021 was primarily attributable to a decrease in advertising and commercial compensation expense.

Esperion had net losses of $65.1 million for the fourth quarter of 2021 and $269.1 million for the full year ended December 31, 2021, compared to net losses of $104.5 million and $143.6 million for the comparable periods in 2020. Esperion had basic and diluted net losses per share of $1.77 for the fourth quarter of 2021 and $9.31 for the full year ended December 31, 2021, compared to basic and diluted net losses per share of $3.89 and $5.23, respectively for the comparable periods in 2020.

As of December 31, 2021, cash, cash equivalents, restricted cash and investment securities available-for-sale totaled $309.3 million compared with $305.0 million on December 31, 2020.

Esperion ended the year with approximately 60.9 million shares of common stock outstanding, after accounting for 2.0 million treasury shares to be purchased in the prepaid forward transaction as part of the convertible debt financing.

2022 Financial Outlook

Research and Development expenses for the full year 2022 are expected to be $100 million to $110 million. Selling, General and Administrative expenses for the full year 2022 are expected to be $120 million to $130 million.

Esperion expects full-year 2022 operating expenses to be approximately $220 million to $240 million, inclusive of $25 million of non-cash, stock-based compensation expense.

Conference Call and Webcast Information
Esperion will host a conference call and webcast today, February 22, 2022, at 8:00 A.M. Eastern Time to discuss fourth quarter and full year 2021 financial results and provide a company update. The call can be accessed by dialing 877-831-3840 (domestic) or 253-237-1184 (international) five minutes prior to the start of the call and providing the access code 7349619.

A live audio webcast can be accessed on the investors and media section of the Esperion website at investor.esperion.com. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Esperion website for approximately 90 days.

CLEAR Cardiovascular Outcomes Trial
The effect of bempedoic acid on cardiovascular morbidity and mortality has not been determined. Esperion initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin and are considered "statin averse." The CVOT — known as CLEAR Cardiovascular Outcomes Trial — is an event-driven, global, randomized, double-blind, placebo-controlled study that completed enrollment in August 2019 of over 14,000 patients with hypercholesterolemia and high CVD risk at over 1,200 sites in 32 countries.

Esperion Therapeutics

Esperion works hard to make our medicines easy to get, easy to take and easy to have. We discover, develop, and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. We are singularly focused on managing cholesterol so you can improve your health easily. Esperion commercializes NEXLETOL® (bempedoic acid) and NEXLIZET® (bempedoic acid and ezetimibe) Tablets and is the leader in the development of convenient oral, once-daily non-statin LDL-cholesterol lowering drugs for patients with high levels of bad cholesterol. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

Esperion Therapeutics’ Commitment to Patients with Hyperlipidemia

High levels of LDL-C can lead to a build-up of fat and cholesterol in and on artery walls (known as atherosclerosis), potentially leading to cardiovascular events, including heart attack and stroke. In the U.S., 96 million people, or more than 37 percent of the adult population, have elevated LDL-C. There are approximately 18 million people in the U.S. living with elevated levels of LDL-C despite taking maximally tolerated lipid-modifying therapy — including individuals considered statin averse — leaving them at high risk for cardiovascular events1. In the United States, more than 50 percent of atherosclerotic cardiovascular disease (ASCVD) patients and heterozygous familial hypercholesterolemia (HeFH) patients who are not able to reach their guideline recommended LDL-C levels with statins alone need less than a 40 percent reduction to reach their LDL-C threshold goal2.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, restructuring and current and planned operational expenses, future operations, commercial products, clinical development including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the impact of the ongoing COVID-19 pandemic on our business, revenues, results of operations and financial condition, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

References

(1)Esperion market research on file: research project interviewing 350 physicians. Esperion Therapeutics, Inc. Sept-Oct 2018.
(2)Data on file: analysis of NHANES database. Esperion Therapeutics, Inc. 2018.

Contact:
Corporate Communications
Ben Church/Kaitlyn Brosco
bchurch@esperion.com/kbrosco@esperion.com

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Esperion Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$208,892	$304,962
Restricted cash	50,000	—
Investments	50,441	—
Working capital	255,620	251,827
Total assets	381,590	353,258
Revenue interest liability	257,039	176,604
Convertible notes, net of issuance costs	258,280	179,367
Common stock	61	26
Accumulated deficit	(1,106,377)	(838,817)
Total stockholders' deficit	(196,944)	(96,134)

Esperion Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Product sales, net	$12,192	$8,167	$40,047	$12,965
Collaboration revenue	3,209	1,471	38,400	214,582
Total Revenues	15,401	9,638	78,447	227,547

Operating expenses:
Cost of goods sold	5,075	1,688	14,217	2,392
Research and development	27,616	41,964	105,975	146,936
Selling, general and administrative	38,338	61,555	184,985	199,615
Total operating expenses	71,029	105,207	305,177	348,943

Loss from operations	(55,628)	(95,569)	(226,730)	(121,396)

Interest expense	(13,430)	(8,931)	(46,353)	(22,670)
Other income, net	3,939	24	3,975	515
Net loss	$(65,119)	$(104,476)	$(269,108)	$(143,551)

Net loss per common share - basic and diluted	$(1.77)	$(3.89)	$(9.31)	$(5.23)

Weighted-average shares outstanding - basic and diluted	36,845,550	26,882,830	28,902,507	27,473,873